Exhibit 99.1

Behringer Harvard Closes $500 Million Credit Facility

Behringer Harvard REIT I, Inc. to use funds for acquisitions, general corporate uses

Dallas, December 12, 2007 — Behringer Harvard announced today that it has closed on a $500 million secured credit facility on behalf of Behringer Harvard REIT I, Inc., the company’s flagship core office real estate investment program.  The deal includes a $200 million term loan and a $300 million revolving credit facility, each with a three year term and a one year extension option.

KeyBanc Capital Markets and Wachovia Securities were co-lead arrangers on the transaction.  Wachovia Bank National Association served as syndication agent while Aareal Bank AG and Westdeutsche Immobilienbank AG were co-documentation agents.  KeyBank National Association will serve as administrative agent for the facility.

“This credit arrangement helps facilitate the closing of the IPC US REIT acquisition and puts our REIT I in an excellent position to continue achieving its strategic goals and growth objectives,” said Robert M. Behringer, founder and chief executive officer of Behringer Harvard.  “It also speaks highly of our capital markets group and team of lenders who were able to put together favorable arrangements in the midst of such a volatile credit market.”

“This represents our most significant corporate credit facility to date,” said Andrew Bruce, vice president-capital markets for Behringer Harvard.  “We especially appreciate the support provided by the members of our bank group and look forward to expanding these financial relationship as we move forward.”

Behringer Harvard REIT I, Inc. is a publicly registered, non-traded real estate investment trust with a portfolio of institutional-quality office assets located in major metropolitan areas across the United States.

About Behringer Harvard

Behringer Harvard is a commercial real estate company investing in assets domestically and internationally. The company creates and manages strategic real estate fund opportunities across a wide spectrum of investment styles for retail investors, as well as domestic and international institutions, through its real estate investment trusts, partnerships, joint ventures and proprietary program structures. For more information, call toll-free 866.655.3600 or visit behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of

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the offering documents for the offering of shares of Behringer Harvard REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers Richards Partners katie_myers@richards.com 214.891.5842	Jason Mattox Executive Vice President Behringer Harvard jmattox@behringerharvard.com 866.655.3600	Allen Bourne Vice President-Marketing Behringer Harvard abourne@behringerharvard.com 469.341.2318

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